Exhibit 21.0
Subsidiaries of FLIR Systems, Inc.

•	FLIR Commercial Systems, Inc., a California, USA Corporation

•	FLIR Government Systems, Inc., a Delaware, USA Corporation

•	FLIR Detection, Inc., a Delaware, USA Corporation

•	FLIR Surveillance, Inc., a Delaware, USA Corporation

•	FLIR Unmanned Ground Systems Inc., a Delaware, USA Corporation

•	FLIR Unmanned Aerial Systems ULC, a Canadian Corporation

•	FLIR Integrated Imaging Solutions, a Canadian Corporation

•	FSI Holdings CV, a Netherlands Corporation

•	FLIR Systems BV, a Netherlands Corporation

•	FLIR Systems Holding AB, a Sweden Corporation

•	FLIR Systems AB, a Sweden Corporation

•	FLIR Systems Trading Belgium BVBA, a Belgium Corporation

•	RIHL Ltd., a United Kingdom Corporation

•	Raymarine UK Ltd., a United Kingdom Corporation